Exhibit 99.1

From the desk of

Justin Wiernasz

February 28, 2023

To the Board of Directors of

Innovative Food Holdings, Inc.

Attn: Chairman

Gentlemen:

You are hereby advised that, effective 8:00 am on March 1, 2023, I hereby resign as a director of the Company. My resignation is based upon my determination that it is in my personal interest to do so at this time and is not due to any disputes over the operations, policies or practices of the Company.

Very truly yours,

/s/ Justin Wiernasz